Exhibit 2

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(In Thousands of U.S. Dollars, except share, per day and fleet data)

		Three months ended March 31
		2003	2002
STATEMENT OF INCOME DATA
Revenue from vessels		$58,238	$28,856
Revenue from vessels, net		55,679	27,388

Voyage expenses		14,145	6,455
Vessel operating expenses		9,986	7,002
Depreciation		7,439	5,245
Amortization of deferred drydocking charges		1,743	1,372
Management fees and G&A expenses		1,444	927

Operating income		20,922	6,387

Interest and finance costs, net		(3,104)	(1,494)
Interest Income		94	201
Share of profits of joint-venture		364	—
Other income/(expense)		(201)	—

Net income		$18,076	$5,094

Earnings per share, basic		$1.06	$0.43
Earnings per share, diluted		$1.06	$0.43
Weighted average number of shares outstanding
Basic		17,007,612	11,752,190
Diluted		17,086,381	11,885,316

		March 31 2003	December 31 2002
BALANCE SHEET DATA
Cash and cash equivalents		43,020	39,674
Current assets, including cash		88,096	75,752
Investment in joint-venture		10,954	10,577
Net Fixed Assets (including advances for vessels under construction)		681,103	595,106
Deferred charges		16,703	13,110

Total assets		$796,856	$694,545

Current portion of long-term debt		39,061	30,211
Current liabilities, including current portion of long-term debt		80,352	66,194
Long-term debt, net of current portion		426,778	355,741
Deferred income, net of current portion		4,956	5,166
Total stockholders’ equity		284,770	267,444

Total liabilities and stockholders’ equity		$796,856	$694,545

		Three months ended March 31
		2003	2002
OTHER FINANCIAL DATA
Net cash from operating activities		$17,797	$8,175
Net cash (used in) investing activities		$(93,449)	$(48,613)
Net cash from (used in) financing activities		$78,998	$58,913

FLEET DATA
Vessel overhead costs per ship per day		$680	$637
Average number of vessels during period		23.6	16.2
Number of vessels at end of period		25.0	17.0
Average age of fleet	Years	6.4	8.9
Dwt at end of period (in thousands)		2,470.1	1,536.4

Time charter employment	Days	755	740
Period employment (pool and coa) at market rates	Days	450	360
Spot voyage employment at market rates	Days	749	325

Total operating days		1,954	1,425
Total available days		2,125	1,456

TCE per ship per day		$24,695	$16,707
Net daily revenue per ship per day		$28,495	$19,193
Operating expenses per ship per day		$5,383	$5,479
Operating cash flow per ship per day		$14,200	$9,266

TEN Ltd.

FINANCIAL AND OTHER DATA BY FLEET (Unaudited)

	Three Months Ended March 31, 2003
Vessel Type		VLCC	Suezmax	Aframax	Panamax	Product carriers

Average number of vessels		1	4	8.8	4.9	5
Number of vessels at end of period		1	4	9	6	5

Dwt at end of period (in thousands)	Dwt	301.2	657.2	913.7	402.7	195.3
Percentage of total fleet		12.2%	26.6%	37.0%	16.3%	7.9%

Average age at end of period	Years	4.6	0.5	7.7	9.9	15.4

TCE per ship per day		$35,500	35,302	23,106	20,867	11,546

Operating expenses per ship per day		$177	5,064	5,744	6,133	4,631

Operating cash flow per ship per day		$24,504	27,782	15,385	11,712	2,246

          Newbuildings and pre-1997 acquired vessels                                                                     First Quarter 2003

	Newbuildings	Acquired	Combined

Average number of vessels	11.6	12.0	23.6
Percentage of total fleet in dwt	70%	30%	100%

Average age at end of period (years)	2.3	16.0	6.4
Utilization in period	100%	84%	92%

TCE per ship per day	$28,495	$17,700	$24,695
Operating expenses per ship per day	$5,290	$5,465	$5,383

Revenue from vessels, net ($ thousand)	$36,121	$19,558	$55,679
Net income—($ thousand)	$14,726	$3,545	$18,271
(Excludes holding and dormant companies)

Operational cash flow represents net income before interest, depreciation and amortization

TCE represents gross freight revenue less voyage expenses. Commission is not deducted.

TCE rate given for VLCC and one chartered-in Aframax and one chartered in product carrier takes into account notional operating costs.

Pre-1997 Product carriers, 2003, includes 1995 chartered-in vessel